EXHIBIT 5(a)

Friday Eldredge & Clark
 ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP
www.fridayfirm.com
2000 REGIONS CENTER
400 WEST CAPITOL
LITTLE ROCK, ARKANSAS 72201-3493
TELEPHONE 501-376-2011
FAX 501-376-2147

3425 NORTH FUTRALL DRIVE, SUITE 103
FAYETTEVILLE, ARKANSAS 72703
TELEPHONE 501-695-2011
FAX 501-695-2147

March 23, 2006

Entergy Arkansas, Inc.
425 West Capitol, 40th Floor
Little Rock, Arkansas 72201

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-3, including the exhibits thereto, which Entergy Arkansas, Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $500,000,000 in aggregate principal amount of (a) its First Mortgage Bonds (the "Bonds") and/or (b) its Debt Securities (the "Debt Securities"), each to be issued in one or more new series, and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Mortgage and Deed of Trust, dated October 1, 1944, with Deutsche Bank Trust Company Americas, successor Corporate Trustee, Stanley Burg, successor Co-Trustee, and, as to property in Missouri, The Bank of New York Trust Company, N.A., successor Co-Trustee, as heretofore supplemented and modified and as proposed to be further supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the "Mortgage"), under which the Bonds are to be issued, and of the Company's Indenture for Unsecured Debt Securities with a trustee named therein (the "Indenture Trustee") under which the Debt Securities are to be issued, we advise you as follows:

We are of the opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

Subject to the qualifications hereinafter expressed, we are of the further opinion that the Bonds and the Debt Securities, each when issued and delivered for the respective consideration contemplated by, and otherwise as respectively contemplated in, the Registration Statement, will respectively be legally issued and binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed (1) that the Bonds and the Debt Securities each will be issued and delivered in compliance with appropriate orders with regard to the issuance of the Bonds and the Debt Securities, respectively, by the Arkansas Public Service Commission and the Tennessee Regulatory Authority, (2) that the Bonds and the Debt Securities each will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company's Board of Directors or, when authorized, either the Executive Committee thereof or an authorized officer of the Company, and (3) that the Indenture will be executed and delivered in compliance with the due authorization of (a) the Company's Board of Directors or, when authorized, either the Executive Committee thereof or an authorized officer of the Company, and (b) the Indenture Trustee..

This opinion is limited to the laws of the States of Arkansas and New York. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York, we have relied upon the opinion of Thelen Reid & Priest LLP of New York, New York, which is being filed as Exhibit 5(b) to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Friday, Eldredge & Clark, LLP

Friday, Eldredge & Clark, LLP